Exhibit 10.14

LiveDeal

September 10, 2012

Perry Teevens

93 Meese Circle

Danville, CA 94526

Re: Offer of Employment

Dear Perry,

We are pleased to officially extend you our offer to join our sales, marketing, and operations team here at LiveDeal, Inc. as of October 1, 2012. We are confident your knowledge and experience will make a significant contribution to our company's growth and profitability. Please find below our proposed terms, previously discussed and agreed upon in our last meeting:

•	Job Description: Senior Vice President of Markets and Business Development

•	Responsibilities to Include, but not limited to:

*	Attaining & procuring subscribers for LiveDeal, Inc. through various business developments

*	Global business development- developing & maintaining business relationships *Establishing & negotiating business licensing agreements * Strategic company planning & managing key partnerships

•	Base Salary: $144,000 per annum, or $12,000 per month

•	Stock Options: Available per annum as follows:

*	After twelve (12) months employment- 25k options at $10/ share
*	After twenty-four (24) months employment- 25k options at $15/ share

*	After thirty-six (36) months employment- 25k options at $20/ share

*	After forty-eight (48) months employment- 25k options at $20/ share

*	In case of a reverse split or forward split the number of shares and the price per share will be adjusted accordingly

•	In case of termination of employment by either party the vested stock/options will be prorated. The pro-rata formula will only apply after achieving one (1) year of employment. For greater clarity, if the employment contract is terminated by either party, and for whatever reason, within the first twelve (12) months, there will not be any vested stock/options earned.

•	Benefits Package: Health, Dental, & Vision. 401k available after 90 day probationary period

Your employment with LiveDeal, Inc. is at-will and either party can terminate the employment relationship with thirty (30) days prior notification, with or without cause.

Further, you acknowledge that this offer letter, (along with the final form of any referenced documents), represents the entire agreement between you and LiveDeal, Inc. and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon LiveDeal, Inc.

If you are in agreement with the above outline, please sign below. This offer is in effect for ten (10) days, or until September 20, 2012.

John Isaac

Live Deal, Inc.

/s/ John Isaac

September 20, 2012

Perry Tevens

/s/ Perry Teevens

September 20, 2012